FOR IMMEDIATE RELEASE               Contact: Guy T. Marcus
June 25, 1998                                V.P.-Investor Relations
                                             (214) 978-2691


                   HALLIBURTON STOCKHOLDERS APPROVE PROPOSALS

         DALLAS, Texas - At Halliburton Company's (NYSE:HAL) special meeting of stockholders today, held in lieu of its annual meeting, the company's stockholders approved each of the following four proposals voted upon at the meeting:

                  1.  Amendment  to   Halliburton's   restated   certificate  of
                      incorporation to increase the authorized number of shares of the company from 400 million to 600 million shares.

                  2. Issuance of Halliburton common stock pursuant to an agreement and plan of merger between Halliburton and Dresser Industries, Inc. (NYSE:DI).

                  3. Election of the ten nominees named in the proxy statement to serve as directors of Halliburton Company.

                  4.  Appointment   of  Arthur   Andersen  LLP  as   independent
                      accountants to examine the financial statements and books and records of Halliburton for 1998.

         Halliburton said that the company and Dresser are continuing to provide requested information to regulatory bodies and expect to complete the merger in the fall of 1998.

         Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, and construction companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services.

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